EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Lillian Vernon International, Ltd.

Lillian Vernon Fulfillment Services, Inc. (through May 8, 2003)

LVC Retail Corporation

The Corporate Solution, Inc.

Rue de France, Inc.